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                                                                   EXHIBIT 10.13



                          AMENDMENT TO TCSI CORPORATION
                            1991 STOCK INCENTIVE PLAN
                               (December 6, 1996)

         WHEREAS, Section 5.3 of the 1991 Stock Incentive Plan, as amended (the "Plan"), permits amendment of the Plan by the Board of Directors of TCSI Corporation (the "Company");

         WHEREAS, the following amendments to the Plan will become effective upon approval by the shareholders of the Company:

         NOW, THEREFORE, the Plan is amended to read as set forth below:

         1. Article I, Section I.2(f) of the Plan is amended to read as follows:

                  "(f) "Committee" shall mean a committee designated by the Board of Directors to administer the plan. The committee shall consist of at least two (2) Outside Directors appointed by the Board to administer the Plan.

         2. Article I, Section I.2(n) of the Plan is amended to read as follows:

                  "(n) "Participant" shall mean an employee or Director of or consultant to the Company or any future subsidiary of the Company who is eligible to participate in the Plan and to whom an Award is granted pursuant to the Plan, and, upon such employee's, Director, or consultant's death, his or her successors, heirs, executors and administrators, as the case may be.

         3. Article I, Section I.2(q) of the Plan is amended to read as follows:

                  "(q) "Retirement" shall mean retirement from active employment with the Company and its subsidiaries on or after the normal retirement date specified in the Company's retirement plan for salaried employees or such earlier retirement date as approved by the Committee for purposes of this Plan or, in the case of consultant or Director Participants, such date as may be approved by the Committee for purposes of this Plan."

         4. Article I, Section I.2(s) of the Plan is amended to read as follows:

                  "(s) "Termination of Employment" shall mean the discontinuance of employment or retention as a consultant or Director of a Participant for any reason by the Company or any future subsidiary of the Company."

         5. Article I, Section I.5(a) of the Plan is amended by adding the following new section:

                  "(ix) reduce the exercise price of any option to the then current fair market value if the current fair market value of the common stock covered by such option shall have declined since the date the option was granted."

         6. Article V, Section V.3(a)(iv) is deleted.